UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ACASTI PHARMA INC.
(Name of Registrant as Specified in its Charter)

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Acasti Announces Filing and Mailing of Information Circular and Change in Record Date

LAVAL, Québec, Sept. 11, 2020 (GLOBE NEWSWIRE) -- Acasti Pharma Inc. (“Acasti” or the “Company”) (NASDAQ: ACST – TSX-V: ACST) announced that it has filed and mailed the information circular and management proxy statement (the “Circular”) for its upcoming annual and special meeting of shareholders to be held on September 30, 2020 (the “Meeting”). The Meeting will take place at 1:00 p.m. Eastern Time, online only, via a virtual meeting portal, through which shareholders of the Company can listen to the Meeting, submit questions and vote online. For more information regarding the Meeting and how to attend and vote at the Meeting, shareholders can consult the Circular, which is available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

In addition, the board of directors of the Company (the “Board”) has resolved to change the record date for the Meeting as indicated in the Circular for the purpose of determining the Company’s shareholders which are entitled to receive notice of and to vote at the Meeting from August 26, 2020 to September 8, 2020. Shareholders registered as of September 8, 2020 are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the proxy to attend and vote, deliver their proxies at the place, in the manner and within the time set forth in the Circular. Shareholders are encouraged to submit their duly completed proxies as soon as possible ahead of the Meeting, as further described in the Circular.

Stock Option Plan and Equity Plan Amendments

Subject to the approvals of the TSX Venture Exchange (“TSXV”) and of the shareholders of the Company at the Meeting, the Board resolved to amend the Company’s stock option plan (the “Stock Option Plan”) and equity incentive plan (the “Equity Incentive Plan”) for purposes of maintaining a fixed stock option and equity incentive pool that may be granted under both plans, collectively representing 15% of the shares currently outstanding for the two plans combined (the “15% Fixed Pool”). Such renewal approval is consistent with the Company’s historical use of plans with a fixed limit set at 15% (and previously 20%) of the then-applicable outstanding shares, as compared to a “rolling” plan, which allows for an automatic increase of the available pool upon an increase in the number of outstanding shares.

In accordance with the above, with respect to the Stock Option Plan, the Board resolved to increase the maximum allowable fixed number of common shares of the Company (“Common Shares”) that may be issued upon the exercise of all options granted under the Stock Option Plan to 14,533,811 Common Shares, corresponding to the 15% fixed pool, based on the number of Common Shares issued and outstanding as of August 26, 2020.

In addition to the 15% Fixed Pool applicable to both Company plans, the Equity Incentive Plan is subject to a plan-specific sublimit further limiting the number of Common Shares available under such plan to a maximum 2.5% of the number of Common Shares currently outstanding. Accordingly, the Board of Directors resolved to set the total number of Common Shares reserved for issuance pursuant to awards granted under the Equity Incentive Plan to an aggregate number that for so long as the Common Shares are listed on the TSXV, shall not exceed the lower of (x) 2,422,313 Common Shares (representing 2.5% of the number of Common Shares issued and outstanding as of August 26, 2020), and (y) the number of Common Shares remaining available for issuance under the 15% Fixed Pool, currently representing 14,533,881 Common Shares.

Additional Company Changes

The Company also wishes to announce that Jean-François Boily, Vice-President, Finance of the Company, has tendered his resignation to the Company to pursue other business opportunities. Mr. Boily will assist the Company with a smooth and orderly transition of his functions and the Company expects that its existing internal finance team currently in place will be able to assume Mr. Boily’s functions going forward. The Company wishes to thank Mr. Boily for his years of service to the Company and wishes him well in his future endeavours.

Neither NASDAQ, the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Acasti Contact:
Jan D’Alvise
Chief Executive Officer
Tel: 450-686-4555
Email: info@acastipharma.com
www.acastipharma.com

Investor Contact:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: ACST@crescendo-ir.com